UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 12, 2015

STAG INDUSTRIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-34907	27-3099608
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (617) 574-4777

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.                               DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

2015 Outperformance Program under the STAG Industrial, Inc. 2011 Equity Incentive Plan

On January 12, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of STAG Industrial, Inc. (the “Company”) approved the 2015 Outperformance Program (the “Program”) under the Company’s 2011 Equity Incentive Plan, as amended (the “Plan”), to provide certain key employees of the Company or its affiliates with incentives to contribute to the growth and financial success of the Company and its affiliates. The Program utilizes total stockholder return over a three-year measurement period ending January 1, 2018, as the performance measurement.  The Program is similar to a program adopted by the Committee in 2011 for a three-year period ended September 20, 2014.

Recipients of awards under the Program will share in an outperformance pool if the Company’s total stockholder return, including both stock appreciation and dividends (assuming reinvestment), exceeds an absolute hurdle over a three-year measurement period from January 1, 2015, to January 1, 2018, based on a beginning value of $24.4895 per share of the Company’s common stock. The aggregate reward that all recipients collectively can earn, as measured by the outperformance pool, is capped at the lesser of (i) 0.24% of the Company’s market capitalization at the end of the measurement period, and (ii) $15,360,000.

Provided the Company’s increase in cumulative total stockholder return over the three-year measurement period is equal to or greater than 25% (the “Threshold Percentage”), the outperformance pool will consist of 10% of the excess total stockholder return above a target total stockholder return hurdle (the “Target Return”). The Target Return is equal to the total return over the three-year measurement period of the MSCI US REIT Index plus five percentage points.  No awards will be paid under the Program if the Company’s cumulative total stockholder return is below the Threshold Percentage.  If the Company’s cumulative total stockholder return is equal to or in excess of the Threshold Percentage and greater than the Target Return, then the award recipients will be entitled to the payments described below.

Each participant’s award under the Program will be designated as a specified percentage of the aggregate outperformance pool.  The Committee approved the following percentage allocations of the aggregate outperformance pool under the Program for the Company’s named executive officers and other employees:

•                  Benjamin S. Butcher, Chief Executive Officer and President, 29.6%;

•                  Geoffrey G. Jervis, Executive Vice President, Chief Financial and Treasurer, 11.9%;

•                  Stephen C. Mecke, Executive Vice President and Chief Operating Officer, 10.2%;

•                  Jeffrey M. Sullivan, Executive Vice President, General Counsel and Secretary, 9.5%;

•                  David G. King, Executive Vice President and Director of Real Estate Operations, 9.0%; and

•                  other employees (in the aggregate), 29.8%.

Assuming the applicable return thresholds are achieved at the end of the measurement period, the outperformance pool will be calculated and then allocated among the award recipients in accordance with each individual’s percentage.  The award will be paid in the form of fully vested shares of the common stock of the Company, unless the Committee elects, with the award recipient’s consent, to issue the award recipient other securities of the Company or its affiliates (including LTIP units) or to make a cash payment to the award recipient equal to the award recipient’s share of the outperformance pool.  The number of shares of common stock earned by each award recipient will be determined at the end of the performance measurement period by dividing his or her share of the outperformance pool by the closing price of the Company’s common stock on the New York Stock Exchange on the valuation date. If a participant’s employment terminates for any reason other than cause (as defined in the Program) before the end of the three-year measurement period, the participant’s award will be pro-rated to reflect the participant’s employment period through such date.  If a participant’s employment terminates for cause before the end of the three-year measurement period, the participant forfeits his or her rights in the Program in full.

If a change in control (as defined in the Program) occurs during the measurement period, the measurement period will end as of the date of the change of control, the Threshold Percentage and the Target Return will be pro-rated based on the portion of the original three-year period then elapsed and the outperformance pool will be calculated and allocated among the award recipients in accordance with each individual’s percentage.

The Committee may, in its absolute discretion, without amendment to the Program, adjust any of the terms applicable to any award; provided, however, that no amendment shall adversely affect any outstanding award without the consent of the recipient thereof.

The foregoing description of the Program does not purport to be complete and is qualified in its entirety by reference to the 2015 Outperformance Program (including the form of participation letter), a copy of which has been filed as Exhibit 10.l to this report and is incorporated in this Item 5.02 by reference.

ITEM 9.01                                  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description
10.1	2015 Outperformance Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAG INDUSTRIAL, INC.

	By:	/s/ Jeffrey M. Sullivan
Jeffrey M. Sullivan
Executive Vice President, General Counsel and Secretary

Dated: January 15, 2015

EXHIBIT INDEX

Exhibit Number	Description
10.1	2015 Outperformance Program.